EXHIBIT (a)(1)


                                       ENStar Inc.
                               Offer to Purchase For Cash
                         up to 600,000 Shares of its Common Stock
                          at a Purchase Price Not Greater Than
                          $6.25 Nor Less Than $4.75 Per Share.

                THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
                  4.00 P.M., MINNEAPOLIS TIME, ON FRIDAY, JULY 25, 1997,
                                UNLESS THE OFFER IS EXTENDED.


     ENStar Inc., a Minnesota corporation (the "Company"), invites its shareholders to tender shares of its common stock, par value $.01 per share (the "Shares" or the "Common Stock"), to the Company at prices not greater than $6.25 nor less than $4.75 per share in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share price (not greater than $6.25 nor less than $4.75 per share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 600,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $6.25 nor less than $4.75 per share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. The Company reserves the right, in its sole discretion, to purchase more than 600,000 Shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     The Shares are traded on the Nasdaq National Market under the symbol "ENSR". On June 16, 1997 the last full trading day on the Nasdaq National Market prior to the announcement by the Company of the Offer, the closing per share sales price as reported on the Nasdaq National Market was $4.75. Shareholders are urged to obtain current market quotations for the shares. See
Section 7.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE
TENDERED.   THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE
OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                  IMPORTANT

     Any shareholder desiring to tender all or any portion of such holder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to Norwest Bank Minnesota, N.A. (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3. TO EFFECT A VALID TENDER OF THEIR SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to: Peter E. Flynn, Executive Vice President, ENStar Inc., 6479 City West Parkway, Eden Prairie, Minnesota 55344-3246 (telephone (612) 941-3200).


The Date of this Offer to Purchase is June 24, 1997.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED
BY THE COMPANY.

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


                                     TABLE OF CONTENTS
             Section                                                     Page

             SUMMARY                                                        4
             INTRODUCTION                                                   6
             THE OFFER                                                      8
                  1.  Number of Shares; Proration                           8
                  2.  Tenders by Owners of Fewer than 100 Shares           10
                  3.  Procedure for Tendering Shares                       11
                  4.  Withdrawal Rights                                    16
                  5.  Purchase of Shares and Payment of Purchase Price     17
                  6.  Certain Conditions of the Offer                      18
                  7.  Price Range of Shares; Dividends                     21
                  8.  Background and Purpose of the Offer; Certain
                      Effects of the Offer                                 22
                  9.  Interests of Directors and Executive Officers;
                      Transactions and Arrangements Concerning the Shares  24
                  10. Source and Amount of Funds                           25
                  11. Certain Information about the Company                25
                  12. Effects of the Offer on the Market for Shares;
                      Registration under the Exchange Act                  38
                  13. Certain Legal Matters; Regulatory and Foreign
                      Approvals                                            39
                  14. Certain U.S. Federal Income Tax Consequences         39
                  15. Extension of the Offer; Termination; Amendments      42
                  16. Fees and Expenses                                    44+
                  17. Miscellaneous                                        44



SUMMARY

This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.


Number of Shares to be Purchased     600,000 Shares (or such lesser number of
                                     Shares as are validly tendered).  The
                                     Company reserves the right, in its sole
                                     discretion to purchase more than 600,000
                                     Shares pursuant to the Offer.

Purchase Price                       The Company will determine a single per
                                     share cash price, not greater than $6.25 nor less than $4.75 per share, that it will pay for Shares validly tendered.
                                     All Shares acquired in the Offer will be acquired at the Purchase Price even if tendered below the Purchase Price. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not greater than $6.25 nor less than $4.75 per share) at which such shareholder is willing to have Shares purchased by the Company.

How to Tender Shares                 See Section 3.  Call:  Peter E. Flynn,
                                     Executive Vice President, ENStar Inc., 6479
                                     City West Parkway, Eden Prairie, Minnesota
                                     55344-3246 (telephone (612) 941-3200) or
                                     consult your broker for assistance.

Brokerage Commissions                None.

Stock Transfer Tax                   None, if payment is made to the
                                     registered holder.

Expiration and Proration Dates       July 25, 1997, at 4.00 p.m., Minneapolis
                                     time, unless extended by the Company.

Payment Date                         As soon as practicable after the
                                     Expiration Time.

Position of the Company and
its Directors                          Neither the Company nor its Board of
                                       Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights                      Tendered Shares may be withdrawn at any
                                       time until 4.00 p.m., Minneapolis time,
                                       on Friday, July 25, 1997, unless the
                                       the Offer is extended by the Company and, unless previously purchased, after 12:00 midnight, Minneapolis time, on August 15, 1997. See Section 4.

Odd Lots There will be no proration of Shares tendered by any shareholder owning beneficially fewer than 100 Shares in the aggregate as of the close of business on June 17, 1997, and as of the Expiration Time, who tenders all such Shares at or below the Purchase Price prior to the Expiration Time and who checks the "Odd Lots" box in the Letter of Transmittal.

Further Developments Regarding
the Offer Call:                        Peter E. Flynn, Executive Vice President,
                                       ENStar Inc., 6479 City West Parkway, Eden
                                       Prairie, Minnesota 55344-3246 (telephone
                                       612-941-3200) or consult your broker.

To the Holders of Shares of Common Stock of ENStar Inc.:

INTRODUCTION

     ENStar Inc., a Minnesota corporation (the "Company"), invites its shareholders to tender shares ("Shares") of its common stock, par value $.01 per share (the "Common Stock"), to the Company at prices not greater than $6.25 nor less than $4.75 per share in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share price (not greater than $6.25 nor less than $4.75 per share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 600,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $6.25 nor less than $4.75 per share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Time (as defined in Section 1) at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 600,000 Shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     If, before the Expiration Time, more than 600,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender Shares at prices at or below the Purchase Price. The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration. The Purchase Price will be paid net to the tendering shareholders in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary (as defined below) the Substitute

Form W-9 that is included with the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the offer. See
Section 3. In addition, the Company will pay all fees and expenses of Norwest Bank Minnesota, N.A. (the "Depositary") in connection with the Offer. See
Section 16.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE
TENDERED.   THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE
OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The Company announced on June 17, 1997 its intention to commence the Offer during the week of June 23, 1997 and included in such announcement certain terms of the Offer consistent with those set forth in this Offer to Purchase.

     The Company is making the Offer because the Board of Directors believes that (i) the Offer will afford those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares, which might otherwise be more difficult given the historical daily trading volumes of the Common Stock since the stock began trading in February 1997, and (ii) the purchase of the Shares is an attractive investment opportunity for a portion of the cash that has been generated pursuant to the Company's subordinated debenture program, while still allowing the Company to have sufficient cash and access to other sources of capital to fund its capital expenditure requirements and growth initiatives.

     As of June 16, 1997, there were 3,306,000 Shares outstanding and 22,687 Shares issuable upon exercise of outstanding vested stock options under the Company's 1996 Incentive Stock Option plan (the "Options"). The 600,000 Shares that the Company is offering to purchase represent approximately 18.1% of the outstanding Shares. The Shares are approved for quotation, and traded on the Nasdaq National Market under the symbol "ENSR." On June 16, 1997, the last full trading day prior to the announcement by the Company of the Offer, the closing per share sales price as reported on the Nasdaq National Market was $4.75. The Company urges shareholders to obtain current quotations on the market price of the Shares.

THE OFFER

1.   Number of Shares; Proration

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 600,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Time (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $6.25 nor less than $4.75 per share. The term "Expiration Time" means 4.00 p.m. Minneapolis time, on Friday, July 25, 1997, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Time will be eligible for proration. The proration period also expires at the Expiration Time.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 600,000 Shares (or such lesser number as are validly tendered at prices not greater than $ 6.25 nor less than $4.75 per share) validly tendered and not withdrawn pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 600,000 Shares pursuant to the Offer.
See Section 15. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares must specify the price (not greater than $6.25 nor less than $4.75 per share) at which such shareholder is willing to have the Company purchase Shares. As promptly as practicable following the Expiration Time, the Company will, in its sole discretion, determine the Purchase Price (not greater than $6.25 nor less than $4.75 per share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Time.

     If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time is less than or equal to 600,000 Shares (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Time more than 600,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

      (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time by any Odd Lot Owner (as defined in Section 2) who:

           (a) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

           (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

      (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time on a pro rata basis.

Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Time. Proration for each shareholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price to the total number of Shares tendered by all shareholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to shareholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such shareholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Time, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Time. Shareholders can obtain such preliminary information from Peter E. Flynn, Executive Vice President, ENStar Inc., 6479 City West Parkway, Eden Prairie, Minnesota 55344-3246 and may be able to obtain such information from their brokers.

     As described in Section 14, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to holders of record of Shares as of June 24, 1997, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.   Tenders by Owners of Fewer Than 100 Shares

     The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price by or on behalf of shareholders who beneficially owned as of the close of business on June 17, 1997, and continue to beneficially own as of the Expiration Time, an aggregate of fewer than 100 Shares ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate, even if such owners have separate stock certificates for fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such shareholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal the price at which such Shares are being tendered, except that an Odd Lot Owner may check the box in the section entitled "Odd Lots" indicating that the shareholder is tendering all of such shareholder's Shares at the Purchase Price. See Section 3. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on the Nasdaq National Market.

3.   Procedure for Tendering Shares

     Proper Tender of Shares.  For Shares to be validly tendered pursuant to the
Offer:

     (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

     (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     As specified in Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares pursuant to the Offer must properly indicate in the Section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal the price (in multiples of $.0625) at which such shareholder's Shares are being tendered, except that an Odd Lot Owner may check the box in the section of the Letter of Transmittal entitled "Odd Lots" indicating that such shareholder is tendering all of such shareholder's shares at the Purchase Price. Shareholders desiring to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered, except that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. In order validly to tender Shares, one and only one price box must be checked in the appropriate section on each Letter of Transmittal.

Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company ("DTC") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the

United States (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In this regard see Section 5 for information with respect to applicable stock transfer taxes. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's book-entry transfer system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with the DTC's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the guaranteed delivery procedure set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Time, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (i)   such tender is made by or through an Eligible Institution;

          (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), at or prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at DTC, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder.

     Backup Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury unless an exemption applies under the applicable law and regulations or unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute
Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

     For a discussion of certain other United States federal income tax consequences to tendering shareholders, see Section 14.

     Withholding For Foreign Shareholders. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States,
(ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof or (iii) an estate or trust, the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption", "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 10 and 11 of the Letter of Transmittal.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares, and will deliver or cause to be delivered such Shares for the purpose of tendering to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to the Company that
(i) such shareholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.    Withdrawal Rights

      Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 midnight, Minneapolis time, on August 15, 1997. For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in
Section 3, the notice of withdrawal must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. Withdrawn Shares, however, may be retendered before the Expiration Time by again following any of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.   Purchase of Shares and Payment of Purchase Price

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Time. For purposes of the Offer, the

Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.
In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Time. The Company does not, however, expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Time. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with DTC by the participant who so delivered such Shares) as promptly as practicable following the Expiration Time or termination of the Offer without expense to the tendering shareholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL WILL BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

6.   Certain Conditions of the Offer

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after June 24, 1997, and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which:

               (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or

               (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

          (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

          (c)  there shall have occurred:

               (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether o not mandatory);

               (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

               (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

               (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States;

               (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States;

               (vi) any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in the sole judgment of the Company, a material adverse effect on the business,condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares; or

               (vii) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or

          (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company and its subsidiaries taken as a whole; or

          (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or any merger, business combination or similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person; or

          (f) any entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons, if any, who have filed with the Securities and Exchange Commission (the "Commission") on or before June 23, 1997, a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares; or

          (g) any entity, group or person who has filed with the Commission on or before such date a Schedule 13G or Schedule 13D with respect to the Shares shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 5% of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 5% of the outstanding Shares; or

          (h) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares or assets.

The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7.   Price Range of Shares; Dividends

     The Shares are approved for quotation, and traded on the Nasdaq National Market. The high and low bid quotations per share on the Nasdaq National Market as compiled from published financial sources for the periods indicated are listed below:

                                                        High          Low
                                                       ------        ------
1997
1st Quarter (Commencing Feb. 28, 1997)                 $ 9.00        $ 6.00
2nd Quarter (through June 16, 1997)                    $ 6.50        $ 4.75

     On June 16, 1997, the last full trading day on the Nasdaq National Market prior to the announcement of the Offer by the Company, the closing per share sales price as reported on the Nasdaq National Market was $4.75. The Company urges shareholders to obtain current quotations of the market price of the Shares.

     The Company does not anticipate paying any cash dividends on the Company's Common Stock in the foreseeable future.

8.   Background and Purpose of the Offer; Certain Effects of the Offer

     For information with respect to the Company, see "Certain Information about the Company" in Section 11. The Company announced on June 17, 1997, its intention to commence the Offer during the week of June 23, 1997, and included in such announcement certain terms of the Offer consistent with those set forth in this Offer to Purchase.

     The Company is making the Offer because the Board of Directors believes that (i) the Offer will afford those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares which might otherwise be more difficult given the historical daily trading volumes of the Common Stock since the stock began trading in February 1997, and (ii)the purchase of the Shares is an attractive investment opportunity for a portion of the cash that has been generated pursuant to the Company's subordinated debenture program, while still allowing the Company to have sufficient cash and access to other sources of capital to fund its capital expenditure requirements and growth initiatives. For information concerning the Company's subordinated debenture program, see "Certain Information about the Company" in Section 11.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $6.25 nor less than $4.75 per share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company. Any Odd Lot Owners whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots.

     To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders will be reduced. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE
TENDERED.   THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE
OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The Company's Common Stock currently is approved for quotation, and traded on the Nasdaq National Market. The current Nasdaq National Market maintenance standards require companies listed on the Nasdaq National Market to maintain a public float of 200,000 shares. These shares must have a total market value of $1,000,000.

     The Company's current public float is approximately 1,230,000 shares with a market value of approximately $5,842,500, based on the closing price for the Shares on June 16, 1997, which was $4.75. Upon completion of the Offer, if 600,000 Shares are purchased by the Company, the Company's public float will be reduced to approximately 630,000 shares having a market value of approximately $2,992,500, based on a share price of $4.75 per share.

     The Nasdaq Stock Market, Inc. (the "Nasdaq") currently is proposing changing its maintenance standards for the Nasdaq National Market. Two proposals are currently under consideration and one or both may be implemented in the near future. If adopted, such new maintenance standards would replace the current standards. The first proposal requires a public float of 750,000 shares with a market value of $5,000,000. The second proposal requires a public float of 1,100,000 shares with a market value of $15,000,000.

     If the Offer is completed and 600,000 Shares are purchased by the Company, the Company will not satisfy the maintenance standards of either proposal. If the Company does not in the future satisfy the Nasdaq National Market maintenance standards and the Nasdaq does not permit the Company's Common Stock to continue to be approved for quotation and traded on the Nasdaq National Market, the Company plans to have its Shares approved for quotation on the Nasdaq SmallCap System rather than the Nasdaq National Market. The Nasdaq SmallCap System, like the Nasdaq National Market, is an inter-dealer quotation system of a registered national securities association.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer. Rule 13e-4 promulgated under the Exchange Act, however, generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be authorized but unissued shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or, the rules of the Nasdaq National Market or any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans.
The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

     As of June 16, 1997, there were 3,306,000 Shares outstanding and 142,750 Shares issuable upon exercise of all outstanding Options. As of June 16, 1997, the Company's directors and executive officers as a group (7 persons) beneficially owned 2,081,791 Shares (including 22,687 Shares issuable to such persons upon exercise of Options exercisable within sixty days of such date) which constituted 63.0% of the outstanding Shares at such time. If the Company purchases 600,000 Shares pursuant to the Offer (18.1% of the outstanding Shares as of June 16, 1997) and no director or executive officer tenders Shares pursuant to the Offer, then, after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 76.9% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within sixty days of such date were exercised). Further, James H. Michael and Jeffrey J. Michael, who together currently beneficially own 1,925,588 Shares (including Shares issuable if options held by them that are exercisable within 60 days were exercised) or approximately 58.2% of the outstanding Shares, will, together, beneficially own approximately 71.2% of the outstanding Shares, if the Company purchases 600,000 Shares pursuant to the Offer. James H. Michael is the father of Jeffrey J. Michael.

     The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Company nor any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

     Except as disclosed herein, neither the Company nor its executive officers or directors has current plans or proposals that relate to or would result in any extraordinary corporate transaction involving the Company or its subsidiaries, such as a merger, reorganization, sale or transfer of a material amount of its or their assets, any material change in its present dividend policy or indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its Articles of Incorporation or Bylaws, or any actions causing the Company's Common Stock to cease to be approved for quotation, and trading on the Nasdaq National Market or cease to be registered pursuant to Section 12(g) of the Exchange Act, or suspend the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act, or any actions similar to any of the foregoing.

10.   Source and Amount of Funds

      Assuming that the Company purchases 600,000 Shares pursuant to the Offer at the maximum purchase price of $6.25 per share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $3,800,000. The Company anticipates that all of the funds necessary to pay such amount will come from cash on hand at the Company. Substantially all of the Company's current cash, which was approximately $11,807,000 at May 31, 1997, represents proceeds from the sale of subordinated debentures by the Company. For information concerning the Company's subordinated debenture program, see "Certain Information about the Company" in
Section 11.

11.   Certain Information About the Company

      General.   The Company, a Minnesota corporation formed in 1995, is a
holding company. Its principal subsidiaries are Americable, Inc. ("Americable") and Transition Networks, Inc. ("Transition"). The Company also owns 1,025,000 shares of common stock of CorVel Corporation ("CorVel"), or an approximate 24% interest in Corvel. In connection with transactions (the "Reorganization Transaction") consummated pursuant to a reorganization agreement entered into between North Star Universal, Inc. ("NSU") and Michael Foods, Inc. ("Michael"), NSU transferred to the Company, on or prior to February 28, 1997, certain of its assets, including its shares of common stock of Americable and Transition and its shares of CorVel. Pursuant to the Reorganization Transactions, (i) NSU merged with Michael and (ii) the outstanding Common Stock of the Company was distributed to the shareholders of NSU (the "Distribution"). As a result of the Distribution, the Company ceased to be a subsidiary of NSU and became a publicly owned company.

     Americable was organized in 1981 and was acquired by NSU in 1986. Americable is a provider of networking and connectivity products and services used in providing solutions for customers operating a wide range of data communications systems. As a network integrator, Americable provides products and services designed to build and manage LAN and WAN infrastructures for large and medium sized end-users. These network services include planning, implementation, maintenance, security and product fulfillment. Following the completion of the Reorganization Transactions, Americable's network integration business was renamed ENStar Networking Corporation. As a value-added distributor, Americable supplies a wide array of voice and data communications related products such as cable (both copper and fiber optic), cable assemblies, components (blocks, jacks, connectors, patch cords and patch panels) and networking hardware. Through Americable Custom Products, Americable provides manufacturing capabilities to satisfy the needs of customers that require custom or specialty cable assemblies.

     Transition develops, manufactures, markets and supports a broad line of data networking hardware products that provide physical connectivity for LANs and mini-and mainframe networks. Physical connectivity devices enable computing and other electronic devices to communicate over a LAN. These devices include high-speed switches, managed and unmanaged hubs, transceivers, media converters and other related networking devices. Transition's products include intelligent hubs and switches and passive and active terminal and related products. Transition sells its products to a number of volume distributors and VARs throughout the United States and certain countries worldwide.

     CorVel is an independent nationwide provider of medical cost containment and managed care services designed to address escalating medical costs. CorVel's services include preferred provider organizations, automated medical fee auditing, medical case management, independent medical examinations, utilization review and vocational rehabilitation services. Such services are provided to insurance companies, third party administrators and employers to assist them in managing the medical costs and monitoring the quality of care associated with medical claims.

     CorVel is authorized for quotation and traded on the Nasdaq National Market under the symbol "CRVL." Additional information regarding CorVel is available from the reports and other documents prepared and filed by CorVel with the Commission.

     In November 1996, the Company commenced a program similar to one previously maintained by NSU, whereby it sells subordinated debentures of various maturities (two, five and ten years) to primarily individual investors. The debentures are offered on a continuous basis at interest rates that change from time to time depending on market conditions. In connection with the Reorganization Transactions, the debentures previously issued by NSU were redeemed in April 1997. Following such redemption, many of the same investors purchased the Company's subordinated debentures resulting in proceeds to the Company of $10,621,000 in April and May 1997. At June1, 1997, the Company had $13,741,000 principal amount of subordinated debentures outstanding with a weighted average interest rate of 9.65%. Interest on the Company's outstanding debentures accrues annually and is payable monthly, quarterly, or at maturity.

     The mailing address of the Company's principal executive office is 6479 City West Parkway, Eden Prairie, Minnesota, 55344, its telephone number is
(612) 941-3200.

     Recent Developments. On June 16, 1997, the Company announced that its subsidiary Americable continued to experience lower sales during the first two months of the second quarter compared to the same period last year. Furthermore, operating expenses have continued to rise during the second quarter as Americable focuses on increasing its level of service revenues derived from network integration. The higher operating expenses include increased selling expenses related to the introduction of ENStar Networking Corporation, its networking services business, and the addition of new sales and engineering personnel. Principally, as a result of these two factors, the Company expects to report a net operating loss before income taxes and equity in earnings of unconsolidated subsidiary of approximately $1.5 million for the second quarter.

     Additionally, the Company disclosed that Americable incurred a potential loss of approximately $900,000 in late May as a result of a fraudulent scheme by a group of persons who falsely claimed to be employees of a large company in connection with the purchase of products from Americable. Americable has notified appropriate authorities concerning the theft of the products pursuant to this scheme. The Company has reviewed its business insurance policies and believes that substantially all of the loss is covered by insurance. The Company has notified its insurance carriers of the loss, however, its insurance carriers are reviewing the claims and have not, as yet, agreed to provide coverage. If coverage is denied, the Company will be required to record the full amount of the loss unless the products are recovered.

     On May 9, 1997, CorVel reported record earnings per share of $.49 for the quarter ended March 31, up 21% from per share earnings for the same quarter of the prior year. Net income for the quarter was also a record at $2,205,000, compared to $1,919,000 for the prior year's March quarter. March quarter revenues were $31.7 million, up 12% from $28.3 million in the March quarter of 1996.

     For the fiscal year ended March 31, 1997, revenues were $121.7 million, representing a 12% increase over the $109.1 million of revenues achieved in fiscal 1996. CorVel reported net income of $1.82 per share for fiscal 1997, up 16% from earnings of $1.57 per share in the prior year.

     Additionally, CorVel has previously announced that its board of directors approved a 200,000 share expansion to its existing stock repurchase plan. Since commencing this program in the fall of 1996, CorVel has repurchased approximately 465,000 common shares. The Company currently does not intend to sell any additional shares to CorVel in connection with CorVel's repurchase program. CorVel had approximately 4,230,000 shares of common stock outstanding at May 31, 1997. On June 16, 1997, the closing price of CorVel's common stock was $30.00.

     Summary Historical Consolidated Financial Information. The tables below set forth summary historical consolidated financial information of the Company and its subsidiaries. The historical consolidated financial information for fiscal years 1995 and 1996 (other than the ratios of earnings to fixed charges) has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which, along with the unaudited consolidated financial statements of the Company as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997, is hereby incorporated herein by reference. On or before June 30, 1997, once such information becomes available to the Company from CorVel, the Company intends to file an amendment to its Annual Report on Form 10-K to include audited financial information of CorVel for the fiscal year ended March 31, 1997. Copies of such reports may be inspected or obtained from the Commission in the manner specified in "Additional Information" below. The summary historical consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and the related notes thereto from which it has been derived.



                                    ENStar Inc.
                  Summary Historical Consolidated Financial Information
                     (In thousands, except per share and ratio data)


                                    Three Months Ended               Fiscal Years Ended
                                        March 31,                       December 31,
                                 ------------------------------------------------------
                                      (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS
                                    1997          1996               1996          1995
                                 ------------------------------------------------------
Revenues                         $ 11,932     $ 15,362           $ 64,123      $ 54,891
Operating and product costs         8,363       11,200             47,286        39,525
Gross profit                        3,569        4,162             16,837        15,366
Selling, general and
  administrative expenses           4,826        3,879             16,890        14,333
                                 ------------------------------------------------------

Operating income (loss)            (1,257)         283                (53)        1,033
Interest expenses, net                (84)         (66)              (204)         (247)
                                 ------------------------------------------------------
Income (loss) before income taxes
  and equity in earnings of
  unconsolidated subsidiary        (1,341)         217               (257)          786
Income tax provision (benefit)       (450)         104                (25)          405
                                 ------------------------------------------------------
Income (loss) before equity
  in earnings of unconsolidated
  subsidiary                         (891)         113               (232)          381
Equity in earnings of
  unconsolidated subsidiary           309          304              1,304         1,191
                                 ------------------------------------------------------
Net income (loss)                $   (582)    $    417           $  1,072       $ 1,572
                                 ======================================================
Net income (loss) per share      $  (0.18)    $   0.13           $   0.32       $  0.49
                                 ======================================================
Weighted average shares
  outstanding                       3,304        3,296              3,309         3,217
Ratio of earnings to fixed
  charges                           (6.80x)       2.54x              0.50x         2.54x

Earnings coverage deficit
  below 1 to 1 ratio             $  1,341     $    ---           $    257       $   ---



                                           ENStar Inc.
                          Summary Historical Consolidated Financial Information
                                (In thousands, except per share data)

CONSOLIDATED BALANCE SHEETS             March 31,                       December 31,
                                                                    -------------------
                                          1997                      1996           1995
                                       ------------------------------------------------
ASSETS                                (unaudited)
Current Assets
  Cash and cash equivalents            $   1,867               $     824      $     246
  Accounts receivable, net                 7,868                   8,785          8,784
  Inventories                              6,546                   5,706          6,631
  Prepaid expenses and other
    current assets                           266                     481            274
  Net assets held for sale                   ---                     ---          1,032
                                       ------------------------------------------------
       Total current assets               16,547                  15,796         16,967

Property and equipment, net                1,758                   1,742          1,453
Goodwill, net                              4,762                   4,801          4,960
Investment in unconsolidated subsidiary   10,926                  13,519         11,682
Other assets                                 229                     157            189
                                       ------------------------------------------------
                                       $  34,222               $  36,015      $  35,251
                                       ================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes payable to bank                $   1,435               $   1,310      $     937
  Current portion of long-term debt           29                      28          1,088
  Accounts payable                         4,618                   4,101          5,239
  Accrued expenses                         5,427                   4,830          5,163
                                       ------------------------------------------------
       Total current liabilities          11,509                  10,269         12,427

Long-term debt, net of current
  maturities                               3,330                   1,150            158
Deferred income taxes                      2,217                   3,649          2,972
Shareholders' Equity
  Common stock, $.01 par value,
  100,000,000 shares authorized,
  3,304,279 shares issued and
  outstanding in 1997 and 1996                33                      33            ---

  Additional paid-in-capital              17,511                  20,710            ---
  Retained earnings (deficit)               (378)                    204            ---
  Operating unit equity                      ---                     ---         19,694
                                       ------------------------------------------------
        Total shareholders' equity        17,166                  20,947         19,694
                                       ------------------------------------------------
                                       $  34,222               $  36,015      $  35,251
                                       ================================================

Working capital                        $   5,038               $   5,527      $   4,540
Total indebtedness                        17,056                  15,068         15,557
Book value per common share                 5.20                    6.34            ---





                                  ENStar Inc.
               Summary Historical Consolidated Financial Information
                                 (In thousands)


                                  Three Months Ended               Fiscal Years Ended
                                        March 31,                       December 31,
                                 -----------------------------------------------------
                                      (unaudited)
CONDENSED CONSOLIDATED STATEMENTS
  OF CASH FLOWS                      1997       1996               1996         1995
                                 ------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)              $   (582)   $   417          $   1,072    $   1,572
  Adjustments to reconcile net
    income to net cash provided
    by (used in) operating
    activities:
    Equity in earnings of
      unconsolidated subsidiary      (309)      (304)           (1,304)       (1,191)
    Depreciation and amortization     255        222               940           837
    Deferred income taxes            (450)       (56)              (25)         (465)
    Changes in operating assets
      and liabilities
      Accounts receivable             917         28                (1)       (1,268)
      Inventories                    (840)       (92)              925          (548)
      Accounts payable, accrued
        expenses and other          1,329       (723)           (1,679)        2,202
                                  --------------------------------------------------
  Net cash provided by (used in)
    operating activities              322       (508)              (72)        1,139
                                  --------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures               (232)      (210)           (1,070)         (543)
  Collections on notes receivable     ---        ---               258         1,096
  Other                               (72)       (76)             (226)          ---
  Net cash used in investing
    activities                       (304)      (286)           (1,038)         (553)
                                 ---------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt      2,187        ---            69,017        56,073
  Payments on long-term debt           (7)       ---           (68,712)      (57,497)
  Proceeds from notes payable      14,039     16,192               ---           ---
  Payments on notes payable       (13,914)   (16,027)              ---           ---
  Additional capital invested
    (constructive dividends)       (1,280)       512             1,383           (96)
                                 ---------------------------------------------------
  Net cash provided by (used in)
    financing activities            1,025        677             1,688        (1,520)
  Net increase (decrease) in cash
    and cash equivalents            1,043       (117)              578           172
Cash and cash equivalents at
  beginning of year                   824        246               246            74
                                 ---------------------------------------------------
Cash and cash equivalents
  at end of year                 $  1,867        129          $    824      $    246
                                 ===================================================



     Summary Unaudited Pro Forma Condensed Consolidated Financial Information. The summary unaudited pro forma condensed consolidated statements of operations assume that the purchase of Shares pursuant to the Offer has occurred as of the first day of the period presented. Interest expense for the periods ended March 31, 1997 and December 31, 1996 would have been $155,000 and $489,000, respectively, using the current prevailing effective rate of 10% under the Company's subordinated debenture program and a purchase price of $4.75. Interest expense using a purchase price of $6.25 would have been $178,000 and $579,000 for the periods ended March 31, 1997 and December 31, 1996, espectively, using the current prevailing effective rate of 10% under the Company's subordinated debenture program. The tax provision for income taxes has been adjusted based on the appropriate effective rates.

     The summary unaudited pro forma condensed consolidated balance sheets assume that the purchase of Shares occurred as of the balance sheet dates. These condensed balance sheets also assume the funds for the purchase of Shares were provided from long-term debt borrowings funded through the sale of subordinated debentures.

                                    ENStar Inc.
        Summary Unaudited Pro Forma Condensed Consolidated Financial Information
                  (In thousands, except per share and ratio data)


                                                  Year Ended December 31, 1996
                                            ----------------------------------------
                                                             At $4.75     At $6.25
                                                             Purchase     Purchase
                                            Historical         Price       Price
                                            ----------------------------------------
SUMMARY UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED STATEMENT OF OPERATIONS:
Revenues                                    $   64,123      $   64,123   $   64,123
Operating and product costs                     47,286          47,286       47,286
                                            ---------------------------------------
                                                16,837          16,837       16,837
Selling, general and
  administrative expenses                       16,890          16,890       16,890
Operating loss                                     (53)            (53)         (53)
                                            ---------------------------------------
Interest expense, net                             (204)           (489)        (579)
                                            ---------------------------------------
                                                  (257)           (542)        (632)
Income tax benefit                                  25             119          149
                                            ---------------------------------------
                                                  (232)           (423)        (483)
Equity in earnings of
  unconsolidated subsidiary                      1,304           1,304        1,304
                                            ---------------------------------------
Net income                                  $    1,072      $      881    $     821
                                            =======================================
Net income per share                        $     0.32      $     0.33    $    0.30
                                            =======================================

Weighted average shares outstanding              3,309           2,709        2,709
Ratio of earnings to fixed charges                0.50x           0.32x        0.29x
Earnings coverage deficit below
  1 to 1 ratio                              $      257      $      542    $     632





ENStar Inc.
Summary Unaudited Pro Forma Condensed Consolidated Financial Information
(In thousands, except per share and ratio data)


                                              Three Months Ended March 31, 1997
                                            ----------------------------------------
                                                            At $4.75     At $6.25
                                                            Purchase     Purchase
                                            Historical        Price       Price
                                            ----------------------------------------
SUMMARY UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED STATEMENT OF OPERATIONS:
Revenues                                    $   11,932     $   11,932   $   11,932
Operating and product costs                      8,363          8,363        8,363
                                            ---------------------------------------
                                                 3,569          3,569        3,569
Selling, general and
  administrative expenses                        4,826          4,826        4,826
                                            ---------------------------------------
Operating loss                                  (1,257)        (1,257)      (1,257)
Interest expense, net                              (84)          (155)        (178)
                                            ---------------------------------------
                                                (1,341)        (1,412)      (1,435)
Income tax benefit                                 450            474          481
                                            ---------------------------------------
                                                  (891)          (938)        (954)
Equity in earnings of
  unconsolidated subsidiary                        309            309          309
                                            ---------------------------------------
Net loss                                    $     (582)    $     (629)   $    (645)
                                            =======================================
Net loss per share                          $    (0.18)    $    (0.23)   $   (0.24)
                                            =======================================

Weighted average shares outstanding              3,304          2,704        2,704
Ratio of earnings to fixed charges               (6.80x)        (4.81x)      (4.39x)
Earnings coverage deficit below
  1 to 1 ratio                              $    1,341     $    1,412    $   1,435










                                       ENStar Inc.
                Summary Unaudited Pro Forma Condensed Consolidated Balance Sheet
                            (In thousands, except per share data)


                                                         March 31, 1997
                                            ----------------------------------------
                                                            At $4.75     At $6.25
                                                            Purchase     Purchase
                                            Historical        Price       Price
                                            ----------------------------------------


SUMMARY UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED BALANCE SHEETS:

ASSETS
  Cash and cash equivalents                 $   1,867       $   1,867   $   1,867
  Other current assets                         14,680          14,680      14,680
  Other assets                                 15,917          15,917      15,917
  Property and equipment, net                   1,758           1,758       1,758
                                            -------------------------------------
       Total assets                         $  34,222       $  34,222   $  34,222
                                            =====================================

LIABILITIES AND SHAREHOLDERS' EQUITY

  Current liabilities                          11,509          11,509      11,509
  Long-term debt                                3,330           6,180       7,080
  Other non-current liabilities                 2,217           2,217       2,217
  Shareholders' equity                         17,166          14,316      13,416
                                            -------------------------------------
       Total liabilities and
         shareholders' equity               $  34,222       $  34,222   $  34,222
                                            =====================================

Working capital                             $   5,038       $   5,038   $   5,038
Total indebtedness                             17,056          19,906      20,806
Book value per common share                      5.20            5.29        4.96




Additional Information.   The Company is subject to the informational filing
requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq Stock Market, 1735 K. Street, N.W., Washington D.C. 20006, on which the Shares are listed.

12. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act

      The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the current published guidelines of the Nasdaq National Market, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the remaining Shares to cease to be approved for quotation and trading on the Nasdaq National Market, unless the new maintenance standards, discussed in Section 8 under "Background and Purpose of the Offer; Certain Effects of the Offer," are adopted by Nasdaq and the Shares cease to be approved for quotation and trading on the Nasdaq National Market.

      The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations, unless the new maintenance standards, discussed in Section 8 under "Background and Purpose of the Offer; Certain Effects of the Offer," are adopted by the Nasdaq and the Shares cease to be approved for quotation and trading on the Nasdaq National Market (even if the Shares are then approved for quotation and trading on the Nasdaq SmallCap System).

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. As of June 16, 1997 the Shares were held by approximately 210 shareholders of record; accordingly, while they are currently eligible for deregistration under the Exchange Act (and most likely will continue to be eligible after the completion of the Offer), the Company currently does not plan to deregister the Shares under the Exchange Act.

13.   Certain Legal Matters; Regulatory and Foreign Approvals

      The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14.   Certain U. S. Federal Income Tax Consequences

      The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. As discussed below, depending upon a shareholder's particular circumstances, the Company's purchase of such shareholder's Shares pursuant to the Offer may be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer to Purchase as an exchange of Shares for cash.

     This summary may not apply to Shares acquired as compensation (including Shares acquired upon the exercise of Options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. The summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, or (iii) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. This discussion does not address the tax consequences to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. Each shareholder should consult such shareholder's tax advisor as to the particular consequences of participation in the Offer.

     United States Holders Who Receive Cash Pursuant To The Offer. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

     Under Section 302 of the Code, a United States Holder whose Shares are exchanged pursuant to the Offer will be treated as having sold such holder's Shares, and thus will recognize gain or loss if the exchange (i) is "not essentially equivalent to a dividend" with respect to the holder, (ii) is "substantially disproportionate" with respect to such holder or (iii) results in a "complete termination" of such holder's equity interest in the Company, each as discussed below. In applying these tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

     If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's exchange of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.
















     A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

     An exchange of Shares for cash will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange.

     A United States Holder that exchanges all Shares actually or constructively owned by such holder for cash pursuant to the Offer will be treated as having completely terminated such holder's equity interest in the Company.

     If a United States Holder is treated as having sold such holder's Shares under the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holders' tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

    If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be
(i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax free return of such holder's tax basis in the Shares and thereafter as capital gain.

     The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

     Shareholders Who Do Not Receive Cash Pursuant To The Offer. Shareholders, none of whose Shares are exchanged pursuant to the Offer, will not incur any tax liability as a result of the consummation of the Offer.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign shareholders and backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.  Extension of the Offer; Termination; Amendments

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary, followed by a public announcement thereof no later than 9:00 a.m., Minneapolis time, on the next business day after the previously scheduled Expiration Time. There can be no assurance that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not accepted or payment or withdrawn will remain subject to the Offer and may be accepted for payment by the Company, except to the extent that such Shares may be withdrawn as set forth in Section 4.

     The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5)promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Minneapolis time, on the next business day after the last previously scheduled or announced Expiration Time.

     Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.


     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16.   Fees and Expenses

      The Company has retained Norwest Bank Minnesota, N.A. as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Depositary has not been retained to make solicitations or recommendations in connection with the Offer.

      The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17.   Miscellaneous

      The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.



June 24, 1997                                            ENStar Inc.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                          The Depositary for the Offer is:

                            NORWEST BANK MINNESOTA, N.A.

By Mail:                By Facsimile Transmission:   By Overnight Courier:
Norwest Shareowner     (612) 450-4163                Norwest Shareowner Services
Services                Confirm by Telephone:        161 North Concord Exchange
P.O. Box 418           (800) 380-1372                Stock Transfer Department
South St. Paul, MN                                   South St. Paul, MN  55075
     55075-0418

                                     By Hand:
          Norwest Shareowner Services                   Norwest Trust Company
          161 North Concord Exchange                    of New York
          2nd Floor                         or          3 New York Plaza
          South St. Paul, MN 55075                      New York, NY 10004

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to: Peter E. Flynn, Executive Vice President, ENStar Inc., 6479 City West Parkway, Eden Prairie, Minnesota 55344-3246. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.










June 24, 1997